EXHIBIT 23.4

CONSENT OF McDANIEL & ASSOCIATES

[LETTERHEAD OF McDANIEL & ASSOCIATES CONSULTANTS LTD.]

February 25, 2008

Patch International Inc.
Suite 1670, 700 – 2nd Street S.W.
Calgary, Alberta
T2P 2W1

Re:                     Consent of Independent Engineering Firm
                           Patch International Inc. Registration Statement Form S-4

Attention:          Mr. Jason Dagenais

Dear Sir,

We consent to the use of our name and the reference to our appraisal report in the Proxy Statement/Prospectus and Registration Statement on Form S-4 of Patch International Inc., relating to the appraisal we performed of certain oil sands leases in the Fort McMurray area of Alberta, Canada.

We also consent to the reference to us in such Proxy Statement/Prospectus as having prepared such an appraisal report and as “experts” in the area of engineering and appraisal.

Sincerely,

McDaniel & Associates Consultants Ltd.

/s/ Greg M. Heath
Greg M. Heath, P. Eng.

Calgary, Canada
Dated:  February 25, 2008